Filed pursuant to Rule 433

Registration Statement No. 333-197522

Pricing Term Sheet

July 23, 2014

eBay Inc.

$450,000,000 Floating Rates Notes due 2017

$400,000,000 Floating Rates Notes due 2019

$1,150,000,000 2.200% Notes due 2019

$750,000,000 2.875% Notes due 2021

$750,000,000 3.450% Notes due 2024

Pricing Term Sheet

July 23, 2014

This pricing term sheet supplements, and should be read in conjunction with, eBay Inc.’s preliminary prospectus supplement dated July 23, 2014 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated July 18, 2014 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	eBay Inc. (the “Company”)

Securities:

Floating Rate Notes due 2017 (the “2017 Floating Rate Notes”)

Floating Rate Notes due 2019 (the “2019 Floating Rate Notes” and, together with the 2017 Floating Rate Notes, the “Floating Rate Notes”)

2.200% Notes due 2019 (the “2019 Fixed Rate Notes”)

2.875% Notes due 2021 (the “2021 Fixed Rate Notes”)

3.450% Notes due 2024 (the “2024 Fixed Rate Notes” and, together with the 2019 Fixed Rate Notes and the 2021 Fixed Rate Notes, the “Fixed Rate Notes”)

Securities Type:	Senior Unsecured Notes

Size:	2017 Floating Rate Notes: $450,000,000 2019 Floating Rate Notes: $400,000,000 2019 Fixed Rate Notes: $1,150,000,000 2021 Fixed Rate Notes: $750,000,000 2024 Fixed Rate Notes: $750,000,000

Ratings*:	A2 (stable) by Moody’s Investors Service, Inc. A (stable) by Standard & Poor’s Ratings Services A (stable) by Fitch, Inc.

Trade Date:	July 23, 2014

Settlement Date:	July 28, 2014 (T + 3)

Maturity:	2017 Floating Rate Notes: July 28, 2017 2019 Floating Rate Notes: August 1, 2019 2019 Fixed Rate Notes: August 1, 2019 2021 Fixed Rate Notes: August 1, 2021 2024 Fixed Rate Notes: August 1, 2024

Interest Payment Dates:

2017 Floating Rate Notes: Quarterly in arrears on January 28, April 28, July 28 and October 28 of each year, beginning October 28, 2014, and at maturity

2019 Floating Rate Notes: Quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning November 1, 2014, and at maturity

2019 Fixed Rate Notes: February 1 and August 1 of each year, beginning February 1, 2015

2021 Fixed Rate Notes: February 1 and August 1 of each year, beginning February 1, 2015

2024 Fixed Rate Notes: February 1 and August 1 of each year, beginning February 1, 2015

Coupon (Interest Rate):

2017 Floating Rate Notes: Three-month LIBOR + 20 bps, determined as of the second London business day prior to the original issue date, for the period beginning on, and including, the original issue date to, but excluding, the interest payment date on October 28, 2014. Interest on the 2017 Floating Rate Notes will be reset on each interest payment date, beginning October 28, 2014, and will be equal to the three-month LIBOR rate + 20 bps, determined as of the second London business day immediately preceding the interest payment date.

2019 Floating Rate Notes: Three-month LIBOR + 48 bps, determined as of the second London business day prior to the original issue date, for the period beginning on, and including, the original issue date to, but excluding, the interest payment date on November 1, 2014. Interest on the 2019 Floating Rate Notes will be reset on each interest payment date, beginning November 1, 2014, and will be equal to the three-month LIBOR rate + 48 bps, determined as of the second London business day immediately preceding the interest payment date.

2019 Fixed Rate Notes: 2.200% per year, accruing from July 28, 2014

2021 Fixed Rate Notes: 2.875% per year, accruing from July 28, 2014

2024 Fixed Rate Notes: 3.450% per year, accruing from July 28, 2014

Yield to Maturity:	Floating Rate Notes: N/A 2019 Fixed Rate Notes: 2.245% 2021 Fixed Rate Notes: 2.910% 2024 Fixed Rate Notes: 3.462%

Spread to Benchmark Treasury:	Floating Rate Notes: N/A 2019 Fixed Rate Notes: 60 bps 2021 Fixed Rate Notes: 80 bps 2024 Fixed Rate Notes: 100 bps

Benchmark Treasury:	Floating Rate Notes: N/A 2019 Fixed Rate Notes: 1.625% due June 30, 2019 2021 Fixed Rate Notes: 2.125% due June 30, 2021 2024 Fixed Rate Notes: 2.500% due May 15, 2024

Benchmark Treasury Price and Yield:	Floating Rate Notes: N/A 2019 Fixed Rate Notes: 99-29; 1.645% 2021 Fixed Rate Notes: 100-03; 2.110% 2024 Fixed Rate Notes: 100-10+; 2.462%

Redemption Provisions:

The Floating Rate Notes may not be redeemed by the Company at its option prior to their maturity.

The 2019 Fixed Rate Notes may be redeemed by the Company at its option at any time or from time to time prior to July 1, 2019, the 2021 Fixed Rate Notes may be redeemed by the Company at its option at any time or from time to time prior to June 1, 2021, and the 2024 Fixed Rate Notes may be redeemed by the Company at its option at any time or from time to time prior to May 1, 2024, in each case either in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes of the applicable series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes of the applicable series to be redeemed (exclusive of accrued and unpaid interest to the applicable redemption date) discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 bps in the case of the 2019 Fixed Rate Notes, 12.5 bps in the case of the 2021 Fixed Rate Notes and 15 bps in the case of the 2024 Fixed Rate Notes, in each case plus accrued and unpaid interest to such redemption date.

On and after July 1, 2019, the Company at its option may redeem the 2019 Fixed Rate Notes, on and after June 1, 2021, the Company at its option may redeem the 2021 Fixed Rate Notes and on and after May 1, 2024, the Company at its option may redeem the 2024 Fixed Rate Notes, in each case at any time or from time to time, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes of the applicable series to be redeemed, plus accrued and unpaid interest to the applicable redemption date.

Price to Public:

2017 Floating Rate Notes: 100.000%, plus accrued interest, if any

2019 Floating Rate Notes: 100.000%, plus accrued interest, if any

2019 Fixed Rate Notes: 99.788%, plus accrued interest, if any

2021 Fixed Rate Notes: 99.779%, plus accrued interest, if any

2024 Fixed Rate Notes: 99.899%, plus accrued interest, if any

CUSIP / ISIN:

2017 Floating Rate Notes: 278642AM5 / US278642AM59

2019 Floating Rate Notes: 278642AJ2 / US278642AJ21

2019 Fixed Rate Notes: 278642AH6 / US278642AH64

2021 Fixed Rate Notes: 278642AK9 / US278642AK93

2024 Fixed Rate Notes: 278642AL7 / US278642AL76

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

* The securities ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other securities rating.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

4